                                                                    Exhibit 10.9

          Confidential Materials omitted and filed separately with the

         Securities and Exchange Commission. Asterisks denote omissions.


















                           EXCLUSIVE LICENSE AGREEMENT

                                     BETWEEN

                                 MEDICEPT, INC.

                                       AND

                             PHENOME SCIENCES, INC.

                           EXCLUSIVE LICENSE AGREEMENT

      This Agreement is made and entered into as of the date last written below (the "Effective Date"), by and between MediCept, Inc., a Delaware corporation (hereinafter referred to as "MediCept"), and Phenome Sciences, Inc., a Massachusetts corporation (hereinafter referred to as "Phenome").

      WHEREAS, Phenome is the owner of certain intellectual property rights or co-owner with the Beth Israel Deaconess Medical Center (hereinafter "BIDMC") or with other parties, and has the right to grant exclusive licenses under said intellectual property rights, subject only to a royalty-free, non-exclusive license heretofore granted to the United States Government for those patents developed with US. Government funding;

      WHEREAS, Phenome and BIDMC entered into a Cooperative Commercialization Agreement, dated October 20, 1999 and an Amendment to the Cooperative Commercialization Agreement dated December 15, 2000 (collectively, the "BIDMC Agreement"), wherein the parties agreed that Phenome may act as the agent of BIDMC in granting a license according to the provisions of the BIDMC Agreement for the intellectual property assets jointly owned by Phenome and BIDMC,

      WHEREAS, Phenome and BIDMC desire to have the intellectual property rights utilized in the public interest and are willing to grant a license to MediCept thereunder on the terms and conditions described herein;

      WHEREAS, MediCept desires to obtain an exclusive license under the intellectual property rights on the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

      For the purpose of this Agreement, the following words and phrases have the meanings set forth below:

      1.1 "Affiliate" shall mean any company or other legal entity controlling, controlled or under common control with MediCept. For purposes of the definition of "Affiliate" the term "control" shall mean: (i) in the case of a corporate entity, the direct or indirect ownership of at least fifty (50%) percent of the stock or participating shares entitled to vote for the election of directors of that entity; (ii) in the case of a partnership, the power customarily held by a general partner to direct the management and policies of such partnership; or
(iii) in the case of a joint venture, whether in corporate, partnership or other legal form, a more than nominal economic interest and managerial role.

      1.2 "Field of Use" shall mean therapeutic or nutraceutical products.

      1.3 "First Commercial Sale" shall mean with respect to each country: (i) the first sale of any Licensed Product by MediCept, following approval of such Licensed Product's marketing by the appropriate government agency, if any such approval is necessary, for the country in which the sale is to be made; or (ii) when governmental approval is not required, the first sale in that country of the Licensed Product.

      1.4 "Licensed Product" shall mean any product or part thereof, or process, the manufacture, use or sale of which would infringe an issued, valid, enforceable, unexpired claim, or a pending uncanceled claim, contained in a patent within the Patent Rights.

      1.5 "MediCept" shall mean MediCept, Inc., and/or its successor(s) or assignee(s) and/or its Affiliates.

      1.6 "Phenome" shall mean Phenome Sciences, Inc., and/or its successor(s) or assignee(s) and/or its Affiliates.

      1.7 "BIDMC" shall mean the Beth Israel Deaconess Medical Center and/or its successor(s) or assignee(s) and/or its Affiliates.

      1.8 "BIDMC Agreement" shall mean the Cooperative Commercialization Agreement between Phenome and BIDMC, dated October 20,1999, as amended.

      1.9 "Net Sales" shall mean gross amount billed or invoiced by MediCept or a Sublicensee for any Licensed Product in a bona fide arm's length business transaction, less the sum of the following:

            (i) Trade, cash, or quantity discounts that are customary in the industry to the extent actually allowed and taken;

            (ii) To the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery or use of the Licensed Product, that is paid for or on behalf of MediCept or its affiliates; and

            (iii) Amounts repaid or credited by reason of rejection or return.

      In the event that a Licensed Product is marketed as part of a bundle, system, or kit that incorporates or includes other products, Net Sales shall be computed using the average net selling price of the components when sold separately. If any Licensed Product is sold only as part of a bundle, system, or kit and is not sold separately, then Net Sales shall include only that part of such sale reasonably allocable to the Licensed Product. In making such allocations, primary consideration shall be given to the added value provided by the Product as compared to the value of the bundle, system, or kit if sold without it. Net Sales shall be determined from the books and records of MediCept or a Sublicensee, maintained in accordance with generally accepted accounting principles, consistently applied.

      1.10 "Patent Rights" shall mean all of the following which Phenome owns or has rights to that relate to the Field of Use during the term of this Agreement:

            (i) The United States and foreign patent applications listed herein or incorporated herein by reference, including U.S. Provisional Patent Application Serial Number [**], filed [**], entitled: [**], and the corresponding PCT Application filed on [**], together with any continuations, continuations-in-part, divisionals, substitutions, or extensions thereof;

            (ii) The United States and foreign patents that issue from the applications listed in (i) above, including any re-examinations, re-issues, renewals, or extensions thereof;

            (iii) All later filed patent applications (i.e, filed by Phenome after the Effective Date hereof) and the resulting patents, which relate to (a) subject matter specifically described in the patent and/or patent applications described herein or incorporated herein by reference, (b) REPS Technology or (c) REPS Technology Extensions.

      1.11 "Sublicensee" shall mean a person or entity unaffiliated with MediCept to whom MediCept has granted an arm's length sublicense under this Agreement.

      1.12 "NDA" shall mean new drug application as submitted to the United States Food and Drug Administration, or a similar application submitted to any foreign governmental agency whose business is to evaluate such applications.

      1.13 "Diligence Obligations" shall mean MediCept's diligent efforts to develop the REPS Technology or REPS Technology Extensions.

      1.14 "REPS Technology" shall mean all information, data, know-how, materials, inventions, trade secrets, registered and unregistered copyrights, patents, patent applications (along with any continuation, continuation-in-part, divisional, or substitute applications, and any re-issue or re-examinations of such patents or patent applications), trade names, registered or unregistered trademarks, and applications therefor and other intellectual property of any kind, whether patented or unpatented, and rights under any research grants related to the inventions claimed in the Patent Rights, including any enhancements, updates, extensions, and improvements thereof, and all competitive assessments of related technology, market analyses, and other intellectual property related to any therapeutic or nutraceutical products developed from therapeutic compositions comprising esters of pyruvate, e.g., alkyl, aralkyl, alkoxyalkyl and carboxyalkyl esters, or analogs of pyruvate (e.g. alpha-ketoacids) and their esters, and addressing any indication that are owned jointly by Phenome and BIDMC and subject to the BIDMC Agreement as of the effective date of that agreement, or thereafter developed in the performance of Phenome's SBIR and DARPA grants.

      1.15 "REPS Technology Extensions" shall mean all information, data, know-how, materials, inventions, trade secrets, registered and unregistered copyrights, patents, patent applications, (along with any continuation, continuation in-part, divisional, or substitute applications, and any re-issue or re-examinations of such patents or patent applications), trade names, registered or unregistered trademarks, and applications therefor and other intellectual property of any kind, whether patented or unpatented, and rights under any research grants related to the inventions claimed in the Patent Rights, including any enhancements, updates, extensions, and improvements thereof, and all competitive assessments of related technology, market analyses, and other intellectual property related to any therapeutic or nutraceutical products derived from therapeutic compositions that are owned or controlled by Phenome as of the effective date of the Cooperative Commercialization Agreement or thereafter developed in the performance of Phenome's SBIR and DARPA grants, comprising:

            (i) Any ester or amide of an alpha-ketoacid (including, for example, pyruvate, alpha-ketobutyrate or alpha-ketoglutatrate), e.g., alkyl, aralkyl, alkoxyalkyl and carboxyalkyl esters, analogs of any of the foregoing, and compositions containing the foregoing;

            (ii) Pyruvate prodrugs, e.g., masked pyruvates other than ester functionalities;

            (iii) Prodrugs of alpha-ketoacids (including pyruvate) e.g., masked alpha-ketoacids in which the acid group is masked with a moiety other than an ester (which is covered in i); and

            (iv)  Any combinations of compositions described in clauses (i),
                  (ii), or (iii) with agonists or synergists, including, for example, dichloroacetate, and or other inhibitors of pyruvate degradation and/or with non-covalent derivatives and complexing or solubilizing agents, including, for example, organic bases or amino acids such as ornithine and arginine.

                                  ARTICLE II.

                                      GRANT

      2.1 Phenome, itself and in its capacity as agent for BIDMC, hereby grants to MediCept, free and clear of all encumbrances except as indicated above, the worldwide right and exclusive license under the Patent Rights, the REPS Technology, and the REPS Technology Extensions, to make, have made, use, and sell the Licensed Products in the Field of Use until the expiration of the last to expire of the Patent Rights, unless sooner terminated as provided in this Agreement. Upon expiration of the last to expire Patent Right in a country, Phenome grants to MediCept a fully-paid-up, royalty-free license to make, have made, use, lease and sell the Licensed Products in the Field of Use in that country.

      2.2 Notwithstanding anything to the contrary, Phenome and BIDMC each shall retain a royalty-free, non-exclusive, irrevocable license to practice the Patent Rights they own individually or jointly, for non-commercial research purposes only with the understanding that any data or intellectual property resulting from such activity that is with the scope of the Field of Use, shall be automatically included in the REPS Technology or REPS Technology Extensions licensed to MediCept, and shall be provided to MediCept for no additional consideration.

      2.3 Notwithstanding anything to the contrary, the license granted hereunder shall be subject to the rights of the United States government, if any, under Public Laws 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and any regulations promulgated thereunder.

      2.4 MediCept shall have access to, including the right to receive copies of, all internal documents (including SBIR grant proposals, patent applications, laboratory notebooks, drafts, etc.) relating to the REPS Technology.

      2.5 Phenome shall diligently complete all work under its existing Phase I SBIR grant and DARPA grant, and shall provide to MediCept all data and information developed thereunder.

      2.6 In order to establish exclusivity for MediCept, Phenome hereby agrees that it shall not, without MediCept's prior written consent, apply for funds from any other commercial party, or enter into a research and development agreement, or grant a license to make, have made, use, lease and/or sell Licensed Products in the Field of Use during the period of time in which this Agreement is in effect, except as otherwise specified in this Agreement or as required by law to grant rights to the United States Government.

      2.7 MediCept shall have the right to enter into sublicensing agreements with respect to any of the rights, privileges and licenses granted hereunder, subject to the terms and conditions hereof. Such sublicenses will terminate upon the termination of MediCept's rights granted herein unless events of default are cured by MediCept or Sublicensee within thirty (30) days of notification by Phenome of default and/or as provided by the terms of this Agreement. In accordance with its obligations under the Cooperative Commercialization Agreement with BIDMC, Phenome shall have the right to review and approve all such sublicenses, which approval shall not be unreasonably withheld. Such approval shall be deemed to be given thirty (30) days from the date that MediCept submits the sublicense to Phenome for review if Phenome fails to either approve or provide comments to MediCept on the sublicense within the 30 day period.

      2.8 MediCept agrees that any sublicense granted by it shall provide that the obligations to Phenome of Articles II (Grant), V (Reports and Records), VII (Infringement), VIII (Indemnification), IX (Representations and Warranties), X (Governmental Regulations), XI (Patent Marking), XII (Dispute Resolution), XIII (Term and Termination) XIV (Commercial Development and Non-Competition) and XV (General Provisions) of this Agreement shall be binding upon the Sublicensee as if it were a party to this Agreement.

      2.9 MediCept agrees to provide to Phenome a copy of each fully executed sublicense agreement deleting economic terms when and as appropriate. MediCept further agrees to forward to Phenome copies of any quarterly reports received by MediCept from its Sublicensees which are pertinent to royalty accounting under the applicable sublicense. Such reports shall be provided consistent with the provisions of Section 4.1 and 5.3.

      2.10 MediCept shall advise Phenome in writing of any consideration other than cash payments received from any Sublicensee. MediCept shall not accept from any Sublicensee anything of value in lieu of cash payments to discharge Sublicensee's payment obligations under any sublicense granted under this Agreement, without the express written permission of Phenome, which permission shall not be unreasonably withheld.

      2.11 The license granted hereunder shall not be construed to confer any rights upon MediCept by implication, estoppel or otherwise as to any technology other than the Patent Rights, the REPS Technology and the REPS Technology Extensions, except to the extent MediCept requires a License from Phenome or BIDMC under any patents already issued, or patents issuing later with a right to priority from an existing patent application, owned or controlled by Phenome or BIDMC (and covered by the BIDMC Agreement), to practice the rights granted under
Section 2.1 of this Agreement.

      2.12 As a result of the BIDMC Agreement, Phenome has the right to act as BIDMC's agent in granting the license to MediCept of their jointly owned intellectual property assets. Any termination of the BIDMC Agreement will have no effect on the rights and the obligations of Phenome and MediCept under this Agreement, and are intended to survive the termination of the BIDMC Agreement and, to the extent necessary, MediCept will be deemed to have a license directly from BIDMC for its interest in the REPS Technology, but shall not be obligated to make any payments directly to the BIDMC without MediCept's prior consent.

                                  ARTICLE III.

                                  DUE DILIGENCE

      3.1 MediCept shall use good faith and diligent efforts to accomplish the milestones set forth in Article IV hereof and to substantially manufacture or have manufactured, market, and distribute the Licensed Products in the United States.

      3.2 Notwithstanding anything above to the contrary, MediCept's obligations of due diligence under this Article III shall be met by MediCept's achievement of the objectives and milestones set forth herein, as evidenced by the following:

            (i) The completion of a round of equity financing (which shall include convertible debt) by MediCept on or prior to August 1, 2001, which provides immediate gross proceeds of not less than $[**] ([**] dollars), and milestone-based commitments for aggregate additional gross proceeds of not less than $[**] ([**] dollars), payable on or before August 1, 2002;

            (ii) Commencing on the first anniversary of the date of this Agreement until the due date of the first milestone payment set forth in Section 4.1 (ii) (a) below (but not later than the seventh anniversary of the date of the Agreement) MediCept shall invest not less than $[**] ([**] dollars) per annum in research and development activities related to the REPS Technology or the REPS Technology Extensions (which funds can be derived from any source including government funding, sponsored research, or otherwise); and

            (iii) MediCept shall diligently proceed to file new patent applications for inventions within the REPS Technology Extensions.

      3.3 MediCept shall use its best efforts to make an arm's length commercial sale of the Product within [**] of the date on which first notice of FDA market approval is received.

      3.4 In the event that MediCept fails in any year to satisfy the diligence obligations above, then either (1) MediCept's license to the REPS Technology and REPS Technology Extensions shall terminate, or (2) by a date not later than the anniversary date of this Agreement month (beginning with the second anniversary) MediCept shall make a payment of $[**] ([**] dollars) to Phenome.

                                   ARTICLE IV.

                          ROYAL TIES AND OTHER PAYMENTS

      4.1 For exclusive licenses granted hereunder, MediCept shall pay to Phenome the following amounts:

            (i) An up front payment of one hundred three thousand dollars ($103,000), upon receipt of equity financing, as set forth in
                  Section 3.2 (i), or by February 1, 2001, whichever is earlier. If MediCept fails to make this up front payment by February 1, 2001, then this Agreement shall terminate without further obligation of either party.

            (ii) MediCept shall make the following one-time milestone payments to Phenome within 30 days of the occurrence of the following events ("Milestones"):

                  (a)   a $[**] payment upon the [**];

                  (b)   a $[**] payment upon the [**];

                  (c)   a $[**] payment upon the [**];

                  (d)   a $[**] payment upon the [**]; and

            (iii) MediCept shall pay [**]% royalty on Net Sales of Licensed
                  Products, provided that in the event MediCept licenses technologies from third parties in order to make, use, or sell a Licensed Product, then the royalty payments to Phenome shall be reduced by an amount equal to [**]% of the payments due to third parties; provided further that in no event shall the royalty paid by MediCept to Phenome be reduced below [**]% of the Net Sales. Royalties shall be payable at the end of each calendar quarter, i.e., each March 31st, June 30th, September 30th and December 31st with respect to the Net Sales incurred during the preceding calendar quarter.

            (iv) MediCept shall pay a minimum royalty of $10,000.00 per year beginning in year 2006, payable by December 31st of each year beginning in 2006. The minimum royalty shall be creditable against royalties paid pursuant to Section 4.1(iii) and payments made pursuant to Section 3.4 in subsequent years, provided that these credits shall not reduce the royalties under Section 4.1(iii) or payments made pursuant to Section
                  3.4 in any given year below the minimum royalty amount due under this Section 4.1(iv).

      4.2 No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease or sale are or shall be covered by more than one patent or patent application described in the Patent Rights licensed under this Agreement.

      4.3 To the extent that any data or intellectual property results from the activities of Phenome, BIDMC, or their affiliates, and is within the scope of the Field of Use, such data or intellectual property shall be automatically included in the REPS Technology or REPS Technology Extensions, and shall be licensed to MediCept in agreement with the terms of this Agreement, for no additional consideration.

                                   ARTICLE V.

                               REPORTS AND RECORDS

      5.1 Beginning with the First Commercial Sale of a Licensed Product, MediCept shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account in accordance with generally accepted accounting principles and containing sufficient detail to enable Phenome to determine the royalty and other amounts payable to Phenome under this Agreement. Said books of account shall be kept at MediCept's principal place of business or the principal place of business of the appropriate Affiliate and/or Sublicensee of MediCept to which this Agreement relates. Said books and the supporting data shall be retained for at least five (5) years following the end of the calendar year to which they pertain.

      5.2 Phenome shall have the right to audit the books of account described above from time to time, but not more frequently than once per year, to the extent necessary to verify the reports provided for herein or compliance in other respects with this Agreement. Phenome or its agents shall perform these audits at Phenome's expense during MediCept's regular business hours.

      5.3 Beginning with the First Commercial Sale of a Licensed Product, MediCept shall deliver to Phenome true and accurate reports within thirty (30) days after each March 31st, June 30, September 30 and December 31 for the previous calendar quarter, giving such particulars of the business conducted by MediCept, its Affiliates and its sublicensees under this Agreement as shall be pertinent to a royalty accounting hereunder and to verify MediCept's activities with respect to achieving the objectives of the Agreement. These reports shall include at least the following:

            (i) Number of Licensed Products manufactured and sold by MediCept and its sublicensee.

            (ii) Aggregate billings for Licensed Products sold by MediCept and its sublicensee.

            (iii) Accounting for all Licensed Products sold.

            (iv)  Deductions and offsets as herein indicated.

            (v)   Total royalties due.



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

            (vi)  Names and addresses of all sublicensees of MediCept.

            (vii) Licensed Products manufactured and sold to the U.S.
                  Government. No royalty obligations shall arise from sales or use by, for or on behalf of the U.S. Government in view of a royalty-free, non-exclusive license that may heretofore have been granted to the U.S. Government.

      5.4 Until the First Commercial Sale of a Licensed Product, MediCept shall provide to Phenome at least annually reasonable detail regarding the activities of MediCept and MediCept's Affiliates and Sublicensees relative to achieving the objectives set forth in the Agreement in a timely manner, including but not limited to, reports of research and development activities, regulatory approvals, strategic alliances and manufacturing, sublicensing and marketing efforts.

      5.5 With each report submitted under Section 5.3, MediCept shall pay to Phenome the royalties due and payable under this Agreement. If no royalties shall be due, MediCept shall so report.

                                   ARTICLE VI.

                               PATENT PROSECUTION

      6.1 MediCept shall have the full authority to file, prosecute, maintain, and enforce all patents and applications for patents, within the scope of the Patent Rights set forth above. MediCept shall undertake all such activities at its own expense, and with full authority, except that prior to the submission to the United States Patent and Trademark Office of any paper authorizing a change in the scope of patent protection for any invention within the Patent Rights, MediCept shall obtain the approval of Phenome, which approval shall not unreasonably be denied.

      6.2 MediCept shall reimburse to Phenome the amount of all reasonable fees and costs relating to the filing, prosecution and maintenance of the Patent Rights incurred after the date of this Agreement unless those Patent Rights are also licensed to a third party in a field of use other than the Field of Use, in which case, MediCept shall not reimburse Phenome for the costs relating to the filing, prosecution, enforcement, and maintenance of those intellectual property rights outside the scope of this Agreement.

      6.3 In the event MediCept elects not to pursue, maintain or retain a particular Patent Right licensed hereunder, MediCept shall so notify Phenome in sufficient time for Phenome to assume the filing, prosecution and/or maintenance of such application or patent at Phenome's expense. In such event, MediCept shall provide to Phenome any authorization necessary to permit Phenome to pursue and/or maintain such Patent Right. MediCept shall have no further royalty obligations under this Agreement with respect to any such Patent Right.

                                  ARTICLE VII.

                                  INFRINGEMENT

      7.1 MediCept and Phenome shall each inform the other promptly in writing of any alleged infringement by a third party of the Patent Rights in the Field of Use and of any available evidence thereof.

      7.2 During the term of this Agreement, MediCept shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights by a third party. Phenome hereby agrees that MediCept may include Phenome as a party plaintiff in any such suit, without expense to Phenome. MediCept shall have the obligation at its expense to defend any claim of a third party that any Licensed Product, or MediCept's activities pursuant to this Agreement, infringe the third party's intellectual property rights. The total cost of any infringement action commenced or defended solely by MediCept shall be borne by MediCept, subject to MediCept's right to withhold a portion of the royalties during such action as set forth in Section 7.4. MediCept shall keep any recovery or damages for past infringement derived therefrom, subject to its obligation to reimburse Phenome for any payments withheld and applied pursuant to Section 7.4. Phenome agrees to reasonably cooperate in any such suit.

      7.3 If within ninety (90) days after having been notified of any alleged infringement, MediCept shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if MediCept shall notify Phenome at any time prior thereto of its intention not to bring suit against any alleged infringer then, in those events, (i) MediCept shall have the right to pay Phenome royalties at [**] percent ([**]%) of the royalty rate otherwise due in any country where significant infringing sales are made (i.e., [**] percent ([**]%) or more of total sales of Licensed Products in the Field of Use by parties other than MediCept or Phenome); and (ii) Phenome may elect to prosecute at its own expense the alleged infringement of the Patent Rights. If it elects to prosecute such infringement, Phenome may use the name of MediCept as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of MediCept, which consent shall not be unreasonably withheld. Phenome shall indemnify MediCept against any order for costs that may be made against MediCept in such proceedings.

      7.4 In the event MediCept shall undertake solely the enforcement and/or defense of the Patent Rights by litigation, MediCept may withhold up to [**] percent ([**]%) of the payments otherwise thereafter due to Phenome under
Article IV above, and apply the same toward defraying up to [**] percent ([**]%) of MediCept's expenses, including reasonable attorney's fees, in connection with such litigation. Any recovery of damages by MediCept for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of MediCept relating to such suit and next toward reimbursement of Phenome for any payments under Article IV past due or withheld and applied pursuant to this
Section 7.4. The balance remaining from any such recovery shall be retained by MediCept.

      7.5 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against MediCept, Phenome, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and participate in the defense of the action at its own expense.

      7.6 In any infringement suit which either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and the expense of the party initiating such suit, cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

      7.7 MediCept shall, during the exclusive period of this Agreement, have the sole right subject to the terms and conditions hereof to sublicense any alleged infringer for future use of the Patent Rights. Any royalties from such sublicensee shall be treated as set forth in Article IV.

                                 ARTICLE VIII.

                  UNIFORM INDEMNIFICATION PROVISIONS; INSURANCE

      8.1 MediCept shall indemnify, defend and hold harmless Phenome and BIDMC, and their corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

      8.2 MediCept's indemnification under Section 8.1 above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

      8.3 MediCept agrees, at its own expense, to provide attorneys of its own choosing to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought

      8.4 Beginning at the time any Licensed Product is commercially distributed or sold by MediCept or by a licensee, affiliate, distributor or agent of MediCept, MediCept shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for MediCept's indemnification under Section 8.1 of the Agreement. If MediCept elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to Phenome and Phenome's insurance carrier. The minimum amounts of insurance coverage required under this Section 8.4 shall not be construed to create a limit of MediCept's liability with respect to its indemnification under Section 8.1 of this Agreement.

      MediCept shall provide Phenome with written evidence of such insurance upon request of Phenome. MediCept shall provide Phenome with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if MediCept does not obtain replacement insurance providing comparable coverage within such fifteen (15) day


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

period, Phenome shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

      MediCept shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by MediCept or by a licensee, affiliate, distributor or agent of MediCept and (ii) a reasonable period after the period referred to in (c )(i) above which in no event shall be less than five (5) years.

                                  ARTICLE IX.

                         REPRESENTATIONS AND WARRANTIES

      9.1 Phenome represents that to the best of its knowledge, the patents or patent applications described herein and the REPS Technology and REPS Technology Extensions described herein are not the subject of any liens, encumbrances, interference proceedings, opposition proceedings, pending litigation, or other disputes.

      9.2 Each party represents and warrants to the other that it has the legal right and power to enter into this Agreement, and the authority to extend the rights and licenses granted or to be granted to the other in this Agreement, and to fully perform its obligations hereunder, and that it has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Agreement. Except as otherwise disclosed, each party fully represents to the other that it is not aware of any legal obstacles which could prevent it from carrying out the provisions of this Agreement.

      9.3 Other than warranties set forth herein, Phenome makes no warranty, express or implied, including, without limitation, any implied warranty of merchantability or any implied warranty of fitness for a particular purpose with respect to any patent, trademark, software, trade secret, tangible research property, information or data licensed or otherwise provided to MediCept hereunder and hereby disclaims the same.

      9.4 Neither party will be liable to the other for any indirect, incidental, special or consequential damages, including lost profits, regardless of whether the claim is based on contract, tort, warranty, or otherwise, even if the other party has been advised of the possibility of such damages.

                                   ARTICLE X.

                            GOVERNMENTAL REGULATIONS

      10.1 MediCept shall comply with, and insure its Affiliates and Licensees comply with all governmental statutes and regulations that relate to the Licensed Products. This may include applications for foreign patents which require a foreign filing license from the United States Government, restriction on the export or sale of certain technology or commodities, FDA statutes and regulations, or other such restrictions on the transfer, sale, or disclosure of technology. This includes, for example, the Export Administration Act of 1979 as amended, codified in 50 App.

U.S.C. Section 2041 et seq. Phenome neither represents that a foreign export or filing license shall not be required, nor that if required, such licenses shall issue.

                                  ARTICLE XI.

                                 PATENT MARKING

      11.1 MediCept shall agree to mark permanently and legibly all Licensed Products manufactured or sold by MediCept, under this Agreement with the number of each issued patent applicable thereto. MediCept may state that such Licensed Product is licensed from Phenome under one or more of the patents and/or applications comprising the Patent Rights. MediCept shall comply with disclosure requirements of all applicable laws relating to its business, including United States and state security laws.

                                  ARTICLE XII.

                       DISPUTE RESOLUTION AND ARBITRATION

      12.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other of such claim, dispute or controversy in writing, describing the dispute in reasonable detail. By no later than five (5) business says after the recipient has received such notice of dispute, each party shall have selected a representative who shall have the authority to bind such party and shall have advised the other party in writing of the name and title of such representative.

      12.2 Within fifteen (15) days of receipt of a request for mediation as described above, the parties agree to commence mediation in the City of Boston, Commonwealth of Massachusetts in accordance with the policies and procedures of Endispute, Inc. ("Endispute"), or in the event that Endispute is no longer in operation, in accordance with the policies and procedures of the American Arbitration Association. The parties shall select a mediator acceptable to both of them from a list provided by Endispute. The parties agree to cooperate in good faith in said mediator's efforts to assist the parties to resolve the dispute. Each party agrees to pay fifty percent (50%) of the costs of said mediation. If the matter has not been resolved within thirty (30) days of the commencement of mediation, either party may request in writing that the matter be submitted to arbitration in accordance with the following subparagraph.

      12.3 Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties or by mediation shall be resolved by final and binding arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association ("AAA") then obtaining and all expenses, in connection therewith, will be shared equally, except for the expense of the parties' respective legal counsels. A single arbitrator shall be mutually agreed upon and if the parties are unable to agree on a mutually acceptable arbitrator, an arbitrator shall be chosen in accordance with AAA rules. Any award rendered in such arbitration shall be final and may be enforced by either party.

      12.4 Notwithstanding the foregoing, nothing in this Article XII shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                                 ARTICLE XIII.

                              TERM AND TERMINATION

      13.1 Unless earlier terminated as provided herein, this Agreement shall terminate upon the last to expire of the Patent Rights, on a country-by-country basis.

      13.2 Phenome may terminate this Agreement immediately upon the bankruptcy, insolvency, liquidation, dissolution or cessation of operations of MediCept; or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of MediCept; or any assignment by MediCept for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of MediCept which is not dismissed within ninety (90) days of the date on which it is filed or commenced.

      13.3 Phenome may terminate this Agreement upon sixty (60) days prior written notice in the event of MediCept's failure to pay to Phenome royalties due and payable hereunder in a timely manner, unless MediCept shall make all such payments to Phenome within said sixty (60) day period. Upon the expiration of the sixty (60) day period, if MediCept shall not have made all such payments to Phenome, the rights, privileges and licenses granted hereunder shall terminate.

      13.4 Except as otherwise provided in Section 13.3 either party may terminate this Agreement upon ninety (90) days prior written notice in the event of the breach or default of any material term or condition or warranty contained in this Agreement by the other, unless the breaching party shall cure such breach within said ninety (90) day period. Upon the expiration of the ninety
(90) day period, if breaching party shall not have cured said breach, the rights, privileges and license granted hereunder shall terminate.

      13.5 Prior to the first offering for sale of a Licensed Product in any country, MediCept may terminate this Agreement upon three (3) months prior written notice to Phenome without cause or penalty and upon payment by MediCept of all amounts due Phenome through the effective date of termination.

      13.6 After the first offering for sale of a Licensed Product in a country, MediCept may terminate this Agreement in whole or as it pertains to that country upon twelve (12) months prior written notice to Phenome without cause or penalty and upon payment by MediCept of all amounts due Phenome through the effective date of termination.

      13.7 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. MediCept and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that MediCept shall pay to Phenome the royalties thereon as required under this Agreement and shall submit the reports required under this Agreement on the sales of Licensed Products.

      13.8 In the event of termination of this Agreement for any reason, all payments due or made to Phenome by MediCept shall be nonrefundable.

                                  ARTICLE XIV.

                   COMMERCIAL DEVELOPMENT AND NON-COMPETITION

      14.1 During the term of this Agreement, Phenome shall not conduct research in the Field of Use for, or on behalf of, nor consult with any other person or entity, except that Phenome shall be free (i) pursuant to a research services contract with a third party, to develop and utilize its tools for understanding the mechanism of action of drugs other than the REPS Technology and (ii) to apply for (with MediCept's' assistance) and perform a Phase II SBIR grant in which Phenome utilizes its tools for determining the mechanism of action of the REPS Technology.

      14.2 Each party hereto shall agree to maintain the confidentiality of all confidential or proprietary information provided to it by any other party and to return all such confidential or proprietary information, and any copies thereof, to the providing party upon termination of the transactions contemplated hereby.

      14.3 Phenome shall not apply for funds from any third party for the research and development of the REPS Technology or the REPS Technology Extensions without the prior written consent of MediCept.

      14.4 MediCept shall be responsible for all research and development activities required for commercial development of Licensed Products in the Field of Use at MediCept's sole expense.

      14.5 All applications required for regulatory approval of Licensed Products (e.g., INDs, NDAs, PLAs, etc.) shall be filed by MediCept, shall be at its sole cost, in its name, and be owned by it.

      14.6 MediCept shall be responsible for all sales, marketing, and distribution of all Licensed Products at its sole cost.

      14.7 MediCept may select and register trademarks for brand names for all Licensed Products and such trademarks shall be the sole property of MediCept.

                                  ARTICLE XV.

                               GENERAL PROVISIONS

      15.1 Except as otherwise provided herein, this Agreement is not assignable in whole or in part, and any attempt to do so shall be void and of no effect. Phenome may assign this

Agreement to any Affiliate of Phenome, or with the prior written consent of MediCept to a third party, which consent shall not be unreasonably withheld or delayed. MediCept may assign this Agreement to any Affiliate, to another entity in connection with a merger, consolidation or sale of substantially all of the assets of MediCept relating to the Licensed Products or with the prior written consent of Phenome, to a third party which consent shall not be unreasonably withheld or delayed.

      15.2 All rights and remedies hereunder will be cumulative and not alternative and this Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts.

      15.3 This Agreement may be amended only by written agreement signed by the parties

      15.4 It is expressly agreed by the parties hereto that Phenome and MediCept are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. No party has the authority to bind the other except as provided herein.

      15.5 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, negotiations and other communications between the parties, whether written or oral, with respect to the subject matter hereof.

      15.6 If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired hereby.

      15.7 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

      15.8 The failure of either party to assert a right to which it is entitled or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition of the other party.

      15.9 Each party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

      15.10 The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      15.11 All payments, notices, reports and/or other communications made in accordance with this Agreement, shall be sufficiently made or given on the date of the mailing if delivered by hand, by facsimile or sent by first class mail postage prepaid and addressed as follows, or such other address as either party shall notify the other in writing.

In the case of Phenome:

                  Phenome Sciences, Inc.
                  3-G Gill Street
                  Woburn, MA 01801


                  Attention:  Peter B. Leone

In the case of MediCept:

                  MediCept, Inc.
                  40 Royal Avenue
                  Cambridge, MA 02138


                  Attention:  H. Shaw Warren, M.D.







                 [BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

MEDICEPT, INC.                                       PHENOME SCIENCES, INC.

By:     /s/ Howland S. Warren, Jr., M.D.            By:      /s/ Peter B. Leone
        -------------------------------                     --------------------
Name:   Howland S. Warren, Jr., M.D.                Name:    Peter B. Leone
Title:  Chairman of the Board                       Title:   President and CEO
Date:   December 15, 2000                           Date:    December 15, 2000




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